Exhibit 99.1

FOR IMMEDIATE RELEASE:

Stanley Furniture Company, Inc.

February 23, 2016

Investor Contact:  Anita W. Wimmer

(336) 884-7698

STANLEY FURNITURE ANNOUNCES

2015 RESULTS

Company reports third consecutive quarter of profitability

High Point, NC, February 23, 2016/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reports sales and operating results for the fourth quarter and total year ended December 31, 2015.

Fourth quarter 2015 financial results compared to prior year:

•       Net sales were $13.8 million compared to $16.0 million, down 13.9%. Sales were negatively affected by delays in shipping order backlog of new introductions due to strategic overseas manufacturing initiatives.

•       Gross profit margins improved to 25.0% compared to 23.3%.

•       Selling, general and administrative expenses were $2.7 million, or 19.9% of net sales, compared to $3.1 million, or 19.5% of net sales.

•      Operating income was $713,000, or 5.2% of net sales, compared to $599,000, or 3.7% of net sales.

•      Net income from continuing operations was $919,000, or $.06 per diluted share, compared to a net loss of $2.5 million. The current quarter included the receipt of $407,000 in Continued Dumping Subsidy Offset Act (CDSOA) proceeds, net of taxes.

•      The company generated cash from operating activities of $2.1 million and used $1.2 million to pay down policy loans on corporate-owned life insurance policies.

Total year 2015 financial results compared to prior year:

•       Net sales were $57.4 million compared to $60.6 million, down 5.4%. Second half shipments included an abnormally low volume from current year product introductions due to strategic overseas manufacturing initiatives delaying the shipment of these introductions.

•      Gross profit margins improved roughly 20%, from 19.8% to 23.9%, due to lower discounting and lower operation support costs.  Included in prior year margins was a $354,000 restructuring charge, or 0.6% of net sales.

•      Selling, general and administrative expenses declined 15% as spending was reduced by $2.2 million. The decreased spending resulted from the aligning of our cost structure with lower sales volume and a new operational support  model overseas.

•      Operating income was $1.0 million compared to a loss of $2.9 million.

•       Net income from continuing operations was $5.4 million, including the receipt of $5.2 million in CDSOA proceeds (net of taxes), compared to a loss of $7.9 million.

•       CDSOA proceeds and cash generated from operations were used to pay down $6.5 million in policy loans and interest on corporate-owned life insurance policies used to fund the company’s legacy deferred compensation plan.

•       As of December 31, 2015, the company’s financial position reflected $7.2 million in cash and restricted cash and $22.3 million in net cash surrender value on life insurance policies.

“We are pleased to report another quarter of profitability, and we are excited about several developing initiatives we have underway to fuel growth,” said Glenn Prillaman, President and Chief Executive Officer.  “This is our third consecutive quarter of profitability and cash generation, and our first full year of profitability since 2008. While this milestone is one our team is proud to have accomplished, we are focused on our goals to execute our strategy and grow our business."

The company has two significant growth initiatives underway:

•       The company has established a strategic manufacturing alliance with a reputable, cost-efficient producer in Vietnam, Starwood Manufacturing VN Corporation.  Starwood will manufacture Stanley’s more recently introduced products in a stand-alone facility designed by Stanley for its products and constructed by Starwood over the last half of 2015 on its existing manufacturing campus outside of Ho Chi Minh City. “Stanley is a company with a long heritage of manufacturing,” said Prillaman. “By partnering with a manufacturer overseas, we are developing a differentiating sourcing strategy that has already lowered costs, but should also allow us to lower lead times for improved customer service and provide customers with more consistent product quality,  as we market and distribute a broader product line to increase revenues.”

•       The company’s launch of its Stone & Leigh product line represents the beginning of one of the industry’s few consumer-facing brands in the nursery and youth category. The company has direct mail, email and online advertising campaigns underway designed to drive younger consumers into retail stores carrying this product. "We believe our knowledge and experience with this product category combined with a direct-to-consumer marketing plan and the benefits of our new overseas manufacturing alliance provide our customers a recipe for retail success,” said Prillaman.  “Our emphasis on developing superior product, while also implementing a proven omni-channel distribution model, allows us to build strong relationships with powerful retailers who recognize the need to attract a Millennial consumer demographic."  The Stone & Leigh product line is manufactured exclusively through the company’s new overseas alliance.

"Order rates and shipments are below desired levels due to new product ordered throughout 2015 not reaching the retail marketplace in time to impact sales,” said Prillaman.  “The construction and staffing of the new factory took longer than we or Starwood expected, but it is now fully operational and producing our newer products.  Starwood is increasing staffing in the new factory now that the Vietnamese Tet holiday is over and the available labor force returns to work, as is normally the case throughout Asia after the celebration of their new year.  The extended lead times we experienced in the last two quarters due to the new factory’s construction have kept new product from selling at retail, and this has negatively impacted revenues,” continued Prillaman.  “We expect lower revenues to continue into the first quarter which could drive a slight operating loss, given how close the company is to profitability at current sales levels.  After that, we expect to see a recovery of order rates in the second quarter and beyond as new product gains traction at retail,” concluded Prillaman.  “Our strategy is sound and management is energized and focused on executing what is a differentiated sourcing plan supporting the introduction of more marketable product.”

Stock Repurchase Plan

The company announced today that its board of directors has approved the resumption of repurchases of company common stock.   In July 2012, the board of directors authorized the purchase of up to $5.0 million of company common stock. Approximately $4.0 million remains under this authorization, although no shares have been purchased under this authorization since 2013. These repurchases may be made from time to time in the open market, in privately negotiated transaction, or otherwise, at prices the company deems appropriate.

Investor Conference Call

The company will host a conference call Wednesday morning, February 24, 2016, at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through March 24, 2016) is (877) 660-6853, the conference number is 13627353.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the middle-to-upscale segment of the wood residential market. The company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer through direct sales to the consumer through a localized approach to ecommerce fulfillment.  The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, the inability to raise prices in response to inflation and increasing costs, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, failure to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner, competition in the furniture industry, insolvency of the insurance company that holds corporate- owned life insurance policies, environmental, health, and safety  compliance costs,  failure or interruption of our information technology infrastructure.  Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2015	2014	2015	2014

Net sales	$13,799	$16,020	$57,364	$60,623

Cost of sales	10,346	12,294	43,679	48,610

Gross profit	3,453	3,726	13,685	12,013

Selling, general and administrative expenses	2,740	3,127	12,661	14,882

Operating income (loss)	713	599	1,024	(2,869)

CDSOA income, net	412	-	5,308	-
Other (expense) income, net	(10)	(2,510)	42	(2,174)
Interest expense, net	191	625	947	2,884
Income (loss) from continuing operations before income taxes	924	(2,536)	5,427	(7,927)
Income tax expense (benefit)	5	(8)	76	(39)

Net income (loss) from continuing operations	919	(2,528)	5,351	(7,888)

Net loss from discontinued operations	(2)	(682)	(11)	(22,004)

Net income (loss)	$917	$(3,210)	$5,340	$(29,892)

Diluted income (loss) per share:
Income (loss) from continuing operations	$.06	$(.18)	$.37	$(.56)
Loss from discontinued operations	-	(.05)	-	(1.55)
Diluted income (loss) per share	$.06	$(.23)	$.37	$(2.11)

Diluted weighted average number of shares outstanding	14,586	14,236	14,542	14,197

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014

Reconciliation of net income (loss) as reported to net income (loss) as adjusted:
Net income (loss) as reported	$917	$(3,210)	$5,340	$(29,892)
Plus net loss from discontinued operations	2	682	11	22,004
Less income from CDSOA	(407)	-	(5,232)	-
Plus restructuring charge	-	-	-	354
Plus asset impairment charge	-	2,522	-	2,522
Net income (loss) as adjusted	$512	$(6)	$119	$(5,012)

Reconciliation of diluted income (loss) per share as reported to diluted income (loss) per share as adjusted:
Diluted income (loss) per share as reported	$.06	$(.23)	$.37	$(2.11)
Plus net loss from discontinued operations	-	.05	-	1.55
Less income from CDSOA	(.03)	-	(.36)	-
Plus restructuring charge	-	-	-	.03
Plus asset impairment charge	-	.18	-	.18
Diluted income (loss) per share as adjusted	$.03	$.00	$.01	$(.35)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding discontinued operations, CDSOA receipts (net of taxes), asset impairment charges and restructuring related charges. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31, 2015	December 31, 2014

Assets
Current assets:
Cash and equivalents	$6,497	$5,584
Restricted cash	663	1,190
Accounts receivable, net	6,925	5,853
Inventories	20,934	24,216
Assets of discontinued operations	-	1,373
Prepaid expenses and other current assets	959	890
Total current assets	35,978	39,106

Property, plant and equipment, net	1,787	1,990
Cash surrender value of life insurance, net	22,253	15,129
Other assets	3,128	3,416
Total assets	$63,146	$59,641

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,883	$6,425
Liabilities of discontinued operations	13	93
Accrued expenses	1,688	3,175
Total current liabilities	7,584	9,693

Other long-term liabilities	7,910	8,969

Stockholders' equity	47,652	40,979
Total liabilities and stockholders' equity	$63,146	$59,641

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Twelve Months Ended
	December 31,	December 31,
	2015	2014
Cash flows from operating activities:
Cash received from customers	$56,271	$60,102
Cash paid to suppliers and employees	(55,898)	(67,139)
Cash from Continued Dumping and Subsidy Offset Act	5,308	-
Interest paid, net	(987)	(4,179)
Income taxes paid, net	(105)	-
Net cash provided (used) by operating activities	4,589	(11,216)

Cash flows from investing activities:
Sale of short-term investments	-	10,000
Decrease in restricted cash	527	547
Proceeds from sale of assets	4	-
Purchase of other assets	(15)	(44)
Net cash provided by investing activities	516	10,503

Cash flows from financing activities:
Payment of insurance policy loans	(5,461)	(13,708)
Stock purchase and retirement for tax withholdings on vesting of restricted awards	(13)	-
Proceeds from insurance policy loans	-	2,701
Net cash used by financing activities	(5,474)	(11,007)

Cash flows from discontinued operations:
Net cash provided by discontinued operations	1,282	10,086

Net increase (decrease) in cash and equivalents	913	(1,634)
Cash and equivalents at beginning of period	5,584	7,218
Cash and equivalents at end of period	$6,497	$5,584

Reconciliation of net income (loss) to net cash provided (used) by operating activities:
Net income (loss)	$5,340	$(29,892)
Loss from discontinued operations	11	22,004
Depreciation and amortization	470	532
Stock-based compensation	824	978
Loss on sale of assets	14	-
Changes in assets and liabilities	(2,070)	(4,838)
Net cash provided (used) by operating activities	$4,589	$(11,216)